Exhibit (f)(2)

BY-LAWS

— AND —

ARTICLES OF

INCORPORATION

For the Government of the Society
and Its Members

REVISION OF 2018

By-Laws

and

Articles of Incorporation

of

MODERN WOODMEN OF AMERICA

A Fraternal Benefit Society

1701 1st Avenue

Rock Island, Illinois 61201

•

For the Government of the Society

and Its Members

Revised, Amended, and Adopted at a meeting of the

National Convention held at

Lake Buena Vista, Florida,

June 18 — 20, 2018

By-Laws of

Modern Woodmen of America

— 2018 —

THE SOCIETY

Sec. 1. Name and Location. The name of this Society is—

MODERN WOODMEN OF AMERICA

and its principal office is in the City of Rock Island, County of Rock Island, State of Illinois.

Sec. 2. Nature, Purposes, and Objectives. This Society is a fraternal benefit society incorporated under the laws of the State of Illinois. The objectives and purposes of the Society are to improve the quality of life for its members by bringing together persons of exemplary habits and good moral character into its Chapters and provide for the social, intellectual, moral, financial, and physical improvement of its members; to promote fraternal relationships and foster acts of charity and benevolence by and among its members; to provide opportunities for service to others and positive community impact through local volunteer projects; to promote patriotism and responsible citizenship; to encourage and support quality family life through education, fraternal activities, and financial security; and to provide death, disability, annuity, and other benefits, rights, and privileges to its members and their beneficiaries as authorized by these By-Laws and in accordance with the laws of Illinois pertaining to fraternal benefit societies.

MEMBERSHIP

Sec. 3. Membership. The Society, in accordance with rules and regulations prescribed by the Board of Directors, may admit as Beneficial members persons of qualified age who have furnished such acceptable evidence of insurability as may be required for a life insurance, disability, health, or annuity certificate and who support the general objectives and purposes of the Society.

Beneficial members who have not attained sixteen years of age shall not have a voice in the management of the Society.

The Society may admit as Social members persons of qualified age who are not Beneficial members, but who support the general objectives and purposes of the Society and desire to become members of a local Chapter and pay such dues as may be required by the Society. Social members are not eligible to hold an elective or appointive Chapter office, or to vote in the selection of or serve as a delegate, alternate, or committee member to any County, District, State, or National Convention, or to be counted for purposes of determining representation for any Convention, or to vote on any matter affecting the rights of Beneficial members as such; provided, however, Social members shall have the right to attend meetings of any local Chapter. Social members who have attained sixteen years of age shall have the right to participate in the election of all elective Chapter officers, and shall have the right of voice and vote in matters of policy or government of the local Chapter except as in these By-Laws restricted.

No member shall have a contractual right to any fraternal benefits provided by the Society.

Sec. 4. Applications. Applications for membership shall be made on forms prescribed by the Board of Directors and shall be ruled upon by the National Secretary who shall take into consideration the applicant’s character and other qualifications for membership as may be promulgated by the Society.  Applicants found to be eligible for membership shall be admitted into the Chapter for which the applicant sought membership, or such other Chapter as the National Secretary shall designate.  Applicants deemed ineligible for membership may appeal that decision to the Society’s President and any determination made thereon shall be final.  A local Chapter may initiate each new member in keeping with that Chapter’s local custom; provided, however, that no ceremony shall be other than in accordance with the Society’s Ritual.

Sec. 5. Chapter Membership. A member must hold membership in a Chapter, but cannot belong to more than one Chapter. A member who wishes to transfer membership to another Chapter may do so by advising the National Secretary and complying with the procedure required by the Society’s Board of Directors for such transfer.

CERTIFICATES

Sec. 6. Provisions and Rates. All certificates of insurance to be issued by the Society shall be upon such forms and plans and shall provide for such benefits, privileges, and options, with such premium rates and such mortality, interest, and other assumptions, all as may from time to time be prescribed by the Society’s Board of Directors, and authorized by the laws of the State of Illinois.

Sec. 7. Liability for Premiums. Every certificateholder shall be liable for and shall pay a premium at the rate specified in the certificate and any rider attached thereto, or as otherwise provided in these By-Laws. Premium payments as herein provided shall be a condition precedent to the continuing in force of the certificate and any rider for which the payment is required, subject to any nonforfeiture provisions applicable to such certificate. Unless otherwise specified in the certificate, payments are due on the first of the month, or the first day of the premium-paying period, if the premium is paid other than monthly.

Unless otherwise specified in the certificate, there shall be a grace period of one month during which said premium payment may be made. During such period of grace the certificate shall remain in full force, but if the member shall die within said grace period, a monthly premium shall be deducted in any settlement under the certificate.

After the death of a member no premium shall be collected or received unless it be so ordered by the Board of Directors. When so ordered, a premium for the month of the member’s death shall be paid as a condition precedent to the Society’s liability under any certificate of such member. Provided, further, that any such payment, and the acceptance and retention thereof by the Society, of payments as aforesaid on account of any certificate or rider after same has ceased to be in force, shall not have the effect of continuing said certificate or rider in force, but the Society shall return such payments to the certificateholder.

Premiums for all certificates shall include dues, except that members holding only a M.W.A. 4 Percent certificate shall pay dues as provided in Section 8 in addition to the rate indicated in their certificate.  A M.W.A. 4 Percent certificate is a certificate in force issued for insurance that became effective subsequent to July 1, 1919, and on which the premiums were computed on the basis of the Modern Woodmen of America Table of Mortality and 4 percent interest.

Sec. 8. Dues. Dues shall be 35 cents per month to be paid by Social and Beneficial members. Members holding only Paid-Up or Extended Term certificates shall be exempt from the payment of dues. Any member of the Society who fails to pay any required dues in the manner and within the time as provided in these By-Laws shall not be entitled to any of the rights and privileges of membership except the right of reinstatement provided in his or her certificate and in these By-Laws. Unless and until such right of reinstatement has been successfully exercised, such person shall no longer be a member of the Society.

Sec. 9. Nonforfeiture Provisions of M.W.A. 4 Percent Certificates. Nonforfeiture options, in addition to those specified in M.W.A. 4 Percent certificates, may be granted by the Board of Directors when permitted by the laws of the State of Illinois.

Sec. 10. Allocation of Surplus. Whenever, in the judgment of the Board of Directors, it shall become necessary or advisable to allocate or apportion to certificateholders any surplus in the funds held for the purpose of assuring the performance of outstanding certificates on their terms, such allocation or apportionment shall be made on the basis of each certificate’s contribution to such surplus, as determined by said Board of Directors.

Sec. 11. Maintenance of Reserves. If it shall be shown that the admitted assets of the Society, as set forth in the Annual Statement furnished to the Insurance Department of the State of Illinois, shall be less than the sum of all accrued liabilities of the Society, the Board of Directors shall cause to be calculated, allocated, and apportioned the amount of reserve deficiency.

In such event, the National Secretary shall notify each certificateholder affected thereby and there shall be paid by the certificateholder to the Society the equitable proportion of such deficiency as ascertained by the Board of Directors; and if such payment is not made, same shall stand as an indebtedness against the reserve or equity of the certificate and draw interest compounded at 5 percent per annum, but there shall be no personal liability for any such payment beyond the reserve or equity of the certificate. In lieu of such indebtedness or in combination with it, the certificateholder may consent to an equitable reduction in benefits except that such deficiency shall not be assessed to the portion of any certificate that provides variable benefits based on the experience of a separate account.

Sec. 12. Default and Suspension. A premium, including any required dues, not paid on or before its due date is in default. A certificate for which any premium is in default shall be void without notice to the member and all payments thereon forfeited and deemed fully earned, subject, however, to the nonforfeiture provisions, if any, available in such certificate, the right of reinstatement and the terms of the grace period as in the certificate and these By-Laws specified.

Nothing in this section shall prevent the National Secretary from giving notice concerning the suspension or reinstatement of a member or certificate.

Sec. 13. Reinstatement. A certificate on which any premium is not paid when due, may be reinstated by complying with the reinstatement provision contained in said certificate. Certificates not containing a provision for reinstatement may be reinstated within three years after such due date, if the certificate has not previously been surrendered for its cash value, subject to: (a) providing evidence of insurability satisfactory to the Society of all persons insured under said certificate, (b) payment of all overdue premiums with interest at the rate of 5 percent per annum compounded annually, and (c) payment or reinstatement of any indebtedness existing on the date of premium default with loan interest compounded annually to the date of reinstatement.

If reinstatement is not effected as provided in this section, any payment made for such purpose shall be returned.

Sec. 14. Funds. All assets shall be held, invested, and disbursed for the use and benefit of the Society and no member or beneficiary shall have or acquire individual rights therein or become entitled to any apportionment or the surrender of any part thereof, except as provided in the benefit contract.

The Society may create, maintain, invest, and apply any special fund or funds necessary to carry out any purpose permitted by the Articles of Incorporation and By-Laws of the Society.

Sec. 15. Separate Accounts and Variable Contracts. The Board of Directors may provide for the establishment and operation of one or more separate accounts in accordance with applicable law. The Society may issue contracts on a variable basis that provide for the dollar amount of benefits or other contractual payments or values to vary so as to reflect the investment results of such separate accounts. The Board of Directors may adopt special procedures or create legal entities necessary or appropriate to conduct the business, affairs, and operation of any variable contracts and separate accounts. Any provisions of the Society’s By-Laws that are inconsistent with this section shall not apply to any variable contract or separate account.

THE CONTRACT

Sec. 16. Contract. The insurance contract shall consist of the certificate and riders, the application, declaration of insurability, and the By-Laws and Articles of Incorporation of the Society, as they exist at the time of the issuance of the certificate, and as they may be thereafter amended; except that any amendment shall not destroy or diminish benefits which the Society contracted to give as of the date of issuance.

Sec. 17. Misstatement of Age. If the age is misstated in the application, the benefits payable will be adjusted as provided in the age provision in the certificate.

If the certificate does not contain an age provision and the age is misstated in the application, the benefits payable under the certificate shall be that amount which the premiums actually paid would have purchased at the correct age at the date of issue.

Sec. 18. No Waiver of any By-Laws. No local Chapter, or officer or member thereof, is authorized or permitted to waive any of the provisions of the By-Laws of this Society which relate to the insurance contract. Neither shall any knowledge or information obtained by, nor notice to any local Chapter or officer or member thereof, or by or to any other person, be held or construed to be knowledge of or notice to the Society, or the officers thereof, until after said information or notice has been presented in writing to the National Secretary.

Sec. 19. Beneficiaries. Death benefits may be made payable to such person or persons, entity or interest as may be permitted by the statutes of Illinois and authorized by the Board of Directors, provided that no person, entity or interest shall be designated as a beneficiary in any certificate unless such person, entity or interest is eligible to be so designated under the applicable state laws.

Unless otherwise specified in the beneficiary designation, death benefits shall be payable equally to the surviving principal beneficiaries and if no principal beneficiary survives the insured, then death benefits shall be payable equally to the surviving contingent beneficiaries.  If no beneficiary survives the insured, benefits shall be payable in accordance with the provisions of Section 22 of these By-Laws.

No beneficiary shall have or obtain any vested interest in the proceeds of any certificate until such proceeds have become due and payable in conformity with the provisions of the insurance contract.

Sec. 20. Assignment. A certificate may be assigned subject to the Society’s rules. An assignment of a certificate shall not be binding upon the Society unless in writing and until the original or duplicate thereof is filed at the Home Office. Assignments shall be subject to any indebtedness to the Society on the certificate. No responsibility for the validity or sufficiency of assignments will be assumed by the Society.

Sec. 21. Beneficiaries as a Class. When beneficiaries are designated to take under the provisions of these By-Laws as a class or survivors of a class and not by individual names, unless otherwise specified in the beneficiary designation, the following definitions shall control:

(a)   Children and Lawful Children. These terms are synonymous and describe a beneficiary class which contains only children of a legally recognized parent and child relationship, including legal adoption.

(b)   Issue and Lawful Issue. These terms are synonymous and describe a beneficiary class which contains only lineal descendants of a legally recognized parent and child relationship, including legal adoption. A child adopted by any descendant shall have the same rights as children in a legally recognized parent and child relationship.

(c)   Any other class of beneficiaries shall be deemed to contain only members of that class who are identified through a legally recognized family relationship, including legal adoption.

Sec. 22. Prior Death of Beneficiary—Disposition of Benefits. If the death of any beneficiary designated by name in any certificate heretofore or hereafter issued shall occur prior to the death of the insured, the amount made payable to such deceased beneficiary shall be payable in the manner prescribed in said certificate; provided, however, that if said certificate contains no provision for such payment, then and in that event the amount made payable to such deceased beneficiary shall be payable in equal shares to the surviving beneficiaries entitled to take under said certificate. Provided, further, if no beneficiary survives the insured, the amount made payable under said certificate shall be payable to the insured’s surviving spouse; if no spouse survives, to the insured’s children, equally, a child or children of a deceased child taking the share of the deceased parent; if none such, to the insured’s surviving parents; share and share alike; if no parent survives, to the insured’s surviving brothers and sisters, share and share alike; and if no brothers or sisters survive, to the insured’s estate. The above notwithstanding, however, if said certificate has been assigned in accordance with the provisions of Section 20 of these By-Laws, then the applicable provisions of said assignment, if any, shall control.

Sec. 23. Death of Insured by the Hand of a Beneficiary. If any insured shall die (except by accident) at any time by the hand of any beneficiary or beneficiaries whether sane or insane, such beneficiary or beneficiaries shall thereby automatically become disqualified and shall not be entitled to receive any of the proceeds of said insured’s certificate of insurance, and payment shall be made in  accordance  with the provisions of Section 22 of these By-Laws. For that purpose, said beneficiary or beneficiaries shall be considered to have predeceased the insured.

Sec. 24. Simultaneous Death. Where any insured and any designated beneficiary or beneficiaries determined by reference to these By-Laws shall have died and there is not sufficient evidence that they have died otherwise than simultaneously, the amount made payable to such deceased beneficiary shall be payable in the same manner as if the insured had survived the beneficiary.

Sec. 25. Protection Against Subsequent Claim. In the event the Society has in good faith paid any benefits before its National Secretary has received satisfactory proof in writing that the payee was not for any reason entitled to receive such payment, the Society shall be under no obligation to pay said benefits again.

Sec. 26. Change of Beneficiary or Method of Payment. At any time while a certificate is in force and the insured is living, the beneficiary or the method of payment of benefits may be changed by filing written notice in form satisfactory to the Society at its Home Office. When acknowledged in writing by the National Secretary the change will take effect on the date notice was signed, subject to any payment made or other action taken by the Society before such acknowledgment. The Society may require that the certificate be presented for endorsement of any such change.

Any attempt to change the method of payment or the payee of the benefits of any certificate or rider by will or otherwise than by strict compliance with the provisions of these By-Laws shall be absolutely null and void.

Sec. 27. Substitute Certificate. If a certificate has been lost, or destroyed, or is beyond the insured’s control, a substitute certificate may be issued upon receipt of a waiver in form satisfactory to the Society at its Home Office.

CLAIMS

Sec. 28. Claims. Claims under any certificate or rider shall be submitted on forms prescribed by the Board of

Directors. The furnishing of such forms shall not constitute an acknowledgment of liability nor be deemed a waiver of any rights or defenses available to the Society, nor shall it be deemed a waiver of the right to demand further proofs.

Sec. 29. Furnishing Proof. After the occurrence of a contingency upon which a claim is based, the claimant must, within 18 months thereafter, unless otherwise provided in the certificate, file satisfactory proof of claim with the National Secretary before any liability under the certificate shall accrue against the Society.

Sec. 30. Action on any Certificate. Unless otherwise provided in the certificate, or except in case of a rejected claim, no legal action on any certificate shall be commenced within a period of 90 days after receipt by the National Secretary of required proofs. Action for recovery shall not be maintained unless commenced within 18 months after the cause of action has accrued, except as otherwise required by certificate provision or applicable state law.

FRATERNAL ACTIVITIES

Sec. 31. Fraternal Department. The Board of Directors shall have authority to create and maintain a Fraternal Department to supervise the formation and conduct of Youth Service Clubs; to assist local Chapters with their activity programs; to promote fraternal relationships and foster acts of charity and benevolence by and among its members; and to promote involvement in civic, youth, educational, patriotic, and community service projects in behalf of this Society.

Sec. 32. Official Publications. The Board of Directors may establish for the Society official publications in which any notices, reports, or statements required by law to be given to members may be published.

Sec. 33. Authorized Facilities. The Board of Directors, subject to applicable state laws, shall have the authority to create, maintain, and operate, for the benefit of the Society’s members, their families, and dependents, such facilities as are deemed consistent with the objectives of the Society as set forth in Section 2 of these By-Laws, and in pursuit of the same may own, hold, or lease personal property and real property located within or without the State of Illinois, with requisite improvements thereon.

Sec. 34. Fraternal Benefits. The Board of Directors shall have authority to furnish aid or relief to sick, disabled, or needy members and to provide such other benevolent, charitable, educational, patriotic, welfare, or fraternal benefits as it may authorize from time to time.

NATIONAL CONVENTION

Sec. 35. National Convention Defined. When in regular, adjourned, or special session assembled, the National Convention shall be composed of the delegates last elected by the various State Conventions, as in these By-Laws provided, any Past President and any Past National Secretary, if appointed to life membership thereof by resolution at any session thereof, its elective officers, its appointive officers, and standing committees, but only said delegates, the President, Adviser, National Secretary, members of the Board of Directors and any such Past President and any such Past National Secretary shall have the right to vote and no vote shall be by proxy. The elected delegates shall have not less than two-thirds of the votes in the National Convention.

Sec. 36. Powers of National Convention. The National Convention, as defined in Section 35 hereof, is the legislative and governing body of this Society, and at its regular meetings, as hereinafter provided, and at any adjourned or special meeting called in accordance with the provisions of these By-Laws, shall possess jurisdiction over all subordinate bodies. It shall be the judge of the election and qualification of its own members, and may do and perform any and all other acts and things by it deemed essential to the welfare and perpetuity of the Society.

When in session assembled at a regular meeting, the National Convention shall have power to make laws, rules, and regulations for the government of this Society, which shall not be in conflict with the Articles of Incorporation of this Society or the laws of the State of Illinois; prescribe the ritualistic work; receive and consider reports of its officers and committees; consider and finally determine all appeals

taken from the decisions of the President, or the Board of Directors,  which  may  be   hereinafter  provided  for;  elect officers for the ensuing term; and transact such other business as may be by it deemed necessary or expedient to carry out the purposes and objectives of this Society.

Sec. 37. Quorum. At any regular, adjourned, or special meeting of the National Convention as defined in Section 35, a quorum shall consist of a majority of those entitled to vote, according to the provisions of said Section 35.

Sec. 38. Regular Meetings of the National Convention. From and after A.D. 1950, regular meetings of the National Convention shall be held in each fourth calendar year, at such time and place as may be fixed by the Board of Directors.

Sec. 39. Special Meetings of the National Convention. Special meetings of the National Convention shall be called by the President, if requested by seven members of the Board of Directors. At least twenty days prior to such meeting, written notice shall be given to each officer, delegate, and alternate elected to the last National Convention. Such notices, specifying the object of such meeting and the time and place of the holding thereof, shall be prepared by the National Secretary and sent by first-class mail to said officers, delegates, and alternates at their respective addresses of record on the Society’s then current official mailing list.

Sec. 40. Number of Delegates—Basis of Representation. The National Convention shall include 190 elected delegates. The number of members who have attained sixteen years of age as of the first day of July preceding each regular quadrennial meeting of the National Convention will be divided by 190 to obtain the basis of representation number. The number of delegates to which a state is entitled will be determined by dividing the membership of Chapters located within the state, as shown by the recapitulation sheet as specified in these By-Laws, by the basis of representation number. If any state is shown to have a number of members less than the basis of representation number, the Board of Directors may combine states by assigning such state to any contiguous state for the purpose of representation in the National Convention. Each state or combination of states shall be entitled to at least one delegate to the National Convention. When the membership of a state or combination of states cannot be evenly divided by the basis of representation number and all delegates have not otherwise been allocated, then any remaining delegates shall be assigned in descending order to those states, or combination of states, having closest to the number of members required for an additional delegate until the 190 elected delegates have been allocated.

If a state has been assigned to another state for the purpose of representation, the National Secretary shall advise all the Chapters therein of such action by mailing written notice to the Activities Coordinator of each such Chapter on or before the first day of February preceding the date set under these By-Laws for the meeting of State Conventions. Upon mailing such notice, the delegates from each and every County or District Convention in any state so assigned shall be entitled to attend and participate in the meeting of the State Convention of the state to which so assigned, with the same rights, duties and privileges as other delegates, and for that year there shall be no State Convention held in the state so assigned.

Sec. 41. Attendance. Each member of the National Convention shall be required to attend all sessions of the National Convention and no member shall be excused from attendance to any session except on a personal application to be excused and a two-thirds vote of the National Convention granting absence therefrom.

Sec. 42. Reimbursement for Attendance at National Convention. The National Convention shall make such reimbursement of expenses to its officers, delegates, and committee members actually in attendance at any regular, special, or adjourned meeting, as may be determined at such meeting. Such reimbursement shall not be made prior to the last day of said meeting.

SOCIETY’S OFFICERS

Sec. 43. Elective Officers. The elective officers of this Society shall consist of seven Directors, an Adviser, an Escort, a Watchman, and a Sentry. All elective officers shall be Beneficial members of this Society.

Sec. 44. Election and Installation of Elective Officers. The officers named in Section 43 shall be elected by a majority vote at each regular meeting of the National Convention. They shall be installed by someone selected by the President to perform that duty, at the meeting of the National Convention at which they are elected. In the event that any member elected to office is not present at the appointed time to be installed, unless excused by two-thirds vote of all members of the National Convention, the office shall be declared vacant, and a vote taken at once and a substitute elected and installed.

Sec. 45. Appointive Officers. The President and National Secretary shall be appointive officers of the Society selected by the Board of Directors.  The Board of Directors shall designate such other appointive offices as it may deem advisable and necessary, and shall appoint individuals to fill the designated appointive offices.  The duties and tenure of all appointive officers, who must be Beneficial members of the Society, shall be as imposed by these By-Laws or the Board of Directors.

Sec. 46. Term of Office. All of the elective officers of the Society shall be elected for the ensuing quadrennial term, commencing on the first day of the month following their election and shall serve until their successors are duly elected or appointed, and qualified; provided, however, that no elective officer, or ex officio member of the Board of Directors, who also is or was an employee of the Society may serve beyond the last day of the calendar month preceding the month in which said officer’s 66th birthday occurs.  An elective officer who is not or was not an employee of the Society may not serve beyond the last day of the calendar month preceding the month in which said officer’s 71st birthday occurs.

Sec. 47. Reports of Officers to National Convention. At each quadrennial meeting of the National Convention, reports in summary form for the four-year period ending December 31 preceding the National Convention, shall be submitted in printed form by the Board of Directors including such reports of officers as the Board of Directors may require.

Sec. 48. Officers to Turn Over Property to Successors. All officers shall, at the conclusion of their terms of office, and upon the election or appointment and qualification of their successors, turn over to them all moneys, securities, records, vouchers, seals, papers, and property of every kind pertaining to their respective offices, upon being furnished receipts therefor by their successors.

Sec. 49. Bonds of Officers and Employees. The Board of Directors shall procure and maintain in force surety bonds on such officers and employees of the Society in such form and at least in such amount as required and specified by the Department of Insurance of the State of Illinois.

Sec. 50. Indemnification of Officers, Directors, and Employees. The Society shall indemnify each officer, Director, or employee, now or hereafter serving the Society, against the reasonable expenses, including attorney fees, of any and all claims, liabilities, penalties, forfeitures, and fines to which he or she may be or become subject by reason of having served in any such capacity, except as to matters as to which such director, officer, or employee was guilty of gross negligence or misconduct in the performance of his or her duties. Such indemnification shall also extend to instances where at the request of the Society the individual serves as a director, officer, employee, trustee, or agent of another enterprise. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such director, officer, or employee may be entitled.

PRESIDENT

Sec. 51. Executive Officer. The President shall be the chief executive officer of the Society and ex officio a member of the Society’s Board of Directors and presiding officer thereof; shall preside at meetings of the National Convention; shall consider charges and discipline local Chapters for violations of the By-Laws of the Society; may suspend adoption of new members in any locality in which Chapters of the Society shall exist when in the best interest of the Society; and shall perform such other duties as shall be imposed by these By-Laws or the Board of Directors.

Sec. 52. Shall Promulgate Passwords and Be Instructor in Ritualistic Work. The President shall select and promulgate, through the National Secretary, to the local Chapters, the Passwords, and shall be custodian of the Society’s ritualistic work and the official instructor therein.

Sec. 53. President May Remove Chapter Officer—Vacancy—How Filled. The President may remove from office any local Chapter officer except the Chapter Activities Coordinator when in the best interest of the Society, and may fill such vacancy. Once removed, a former Chapter officer may not hold any Chapter office until deemed eligible by the President.

Sec. 54. Decisions and Appeals Therefrom. The decision of the President on all questions involving a construction of the By-Laws of this Society shall be final and binding upon all officers and members, when publicly promulgated or privately communicated, unless reversed or modified by the Board of Directors. Any person aggrieved by any decision of the President may, within sixty days after the rendition of such decision, appeal therefrom to the Board of Directors.

NATIONAL SECRETARY

Sec. 55. Administrative Officer. The National Secretary shall be the chief administrative officer of the Society and ex officio a member of the Society’s Board of Directors. Unless otherwise delegated by the Board of Directors, the National Secretary shall be the corresponding and accounting officer of the Society, responsible for the maintenance and custody of all the records and files of the Society and of all surety bonds; shall keep a full and complete record of the proceedings of the National Convention; maintain a written record of all proceedings and decisions of the Board of Directors (such records to be attested by the President), making certified copies thereof when required; and shall perform such other duties as may be imposed by these By-Laws or the Board of Directors.

Sec. 56. May Delegate Authority to Perform Duties and Exercise Powers of Office. The National Secretary may delegate to another person or persons the authority to perform the administrative duties and exercise the administrative powers of the office.

Sec. 57. May Appoint and Remove Chapter Activities Coordinators. The National Secretary may appoint and remove local Chapter Activities Coordinators when in the best interest of the Society.

Sec. 58. May Take Control and Custody of Property and Records—Remove Officers—Vacancies—How Filled. The National Secretary may, either in person or through an auditor, inspector or other person duly authorized for such purpose, take control and custody of the books, records, moneys, securities, property, funds, supplies, and accounts of any local Chapter or officer thereof. When in the best interest of the Society the National Secretary may either personally or through such auditor, inspector, or other person, remove from office any local Chapter officer, fill such vacancy, and authorize the transfer of the aforesaid items of property from one Chapter officer to another. Once removed, a former Chapter officer may not hold any Chapter office until deemed eligible therefore by the National Secretary.

BOARD OF DIRECTORS

Sec. 59. How Composed. The Board of Directors shall consist of the President, the National Secretary, and seven additional Beneficial members of this Society who have been elected as Directors at the regular meeting of the National Convention or who have been selected by the Board of Directors to fill an interim vacancy.

Sec. 60. Powers and Duties. The Board of Directors shall act as the governing body of the Society when the National Convention is not in regular, adjourned, or special meeting; administer the corporate powers of the Society; protect its charter; construe the laws of the Society; do any and all other things by it deemed advisable to carry out the objectives  of  the  Society  and  not   otherwise   provided, reserved or prohibited by the By-Laws; and perform such other duties as may devolve upon it by the laws of the State of Illinois and the By-Laws of the Society.

Without prejudice to the general powers conferred by this Section and other powers conferred by statute, by the Articles of Incorporation, and by other provisions of these By-Laws, it is hereby expressly declared that the Board of Directors shall have the following specific powers:

(a)   To have full control of all the Society’s funds, investments, and property with power of disposition.

(b)   To designate all banks or depositories in which funds of the Society shall be deposited.

(c)   To designate corporate custodians to receive and hold for safekeeping the investment securities of the Society.

(d)   To direct and have charge of the field work of the Society with power to appoint or remove all field representatives, fix their compensation, prescribe the territorial jurisdiction in which the Society shall operate and to do whatever else appears necessary or advisable in the promotion of the field work of the Society, with power to designate any person or persons to conduct the field work under the Board’s supervision.

(e)   To waive wholly or in part restrictions in outstanding certificates whenever the Board deems same to be for the best interest of the Society.

(f)    To examine and pass upon all claims against the Society, and direct and control the payment thereof.

(g)   To have power to appoint and remove local Chapter Activities Coordinators.

(h)   To have power to remove from office any officer or Director of the Society for good cause, after a fair hearing.

(i)    To have power to fill any vacancy in an elective office during the interim between meetings of the National Convention.

(j)    To prescribe Rituals which shall be printed in the English language only.

(k)   To determine bonding requirements for local Chapter officers and field representatives of the Society and to require payment of premiums therefor.

(I)    To fix the salaries or compensation of all elective and appointive officers and Directors of the Society; provided, however, that no appointive officer or ex officio member of the Board shall receive additional compensation as a Director.

(m)  To delegate any of the powers or duties of the Board of Directors in the course of the current business of the

Society to any standing or special committee or to any officer or employee of the Society or to any other person or entity upon such terms as it may determine.

(n)   To acquire the membership, assets and liabilities, in whole or in part, of any other fraternal benefit society when deemed to be in this Society’s best interest, and with the authorization of the Illinois Department of Insurance.

Sec. 61. Shall Appoint Committees. The Board of Directors shall prior to each regular National Convention Meeting appoint all Committees, including a Law Committee, required in connection with such National Convention, determine the number of members on each Committee, prescribe their duties, and determine the amount to be allowed for reimbursement of their expenses, unless same is determined by such National Convention. Members of Committees shall be Beneficial members of the Society, both at the time of appointment and at the time of serving, who have attained sixteen years of age.

Sec. 62. Meetings and Quorum. The Board of Directors shall hold stated meetings at such times, and in such manner, as it may determine, but at least once in each calendar quarter. Each member of said Board shall be in attendance throughout each meeting unless excused by said Board. Special meetings shall be held (1) at the call of the President, or (2) at the call of the National Secretary upon request of a majority of the members of said Board. A majority of the members of the Board of Directors shall constitute a quorum.

OTHER NATIONAL OFFICERS

Sec. 63. Adviser. The Adviser shall occupy the second seat of honor in all National Convention meetings. In the absence or inability of the President to preside, the Adviser shall preside at the meetings of the National Convention.

Sec. 64. Escort. The Escort shall assist the other officers in the performance of their duties, conduct officers for installation, and perform such other duties as the President may require.

Sec. 65. Watchman. The Watchman shall have charge of the inner door and shall perform all duties of the office under the direction of the Adviser.

Sec. 66. Sentry. The Sentry shall have charge of the ante-room and outer door, and shall perform such other duties as the Adviser may direct.

LAW COMMITTEE

Sec. 67. Law Committee. The Law Committee shall make a full report to each regular National Convention of all changes in the By-Laws of the Society which it recommends. All changes recommended by the Law Committee shall be published and a copy of such changes mailed by the National Secretary to each National Convention delegate as soon as the names of such delegates have been properly certified. Any additional amendments proposed at the National Convention shall be referred to this Committee. As soon as practicable after the close of the National Convention, the By-Laws, as newly adopted or amended, shall be revised, indexed, and printed under the direction of the Board of Directors and the Chairperson of the Law Committee. The Law Committee shall hold over until September 1st following the regular National Convention.

COUNTY, DISTRICT, STATE, AND NATIONAL CONVENTIONS

Sec. 68. Eligibility of Delegates to County, District, State, or National Conventions. Delegates and alternates elected to any County, District, State, or National Convention must be Beneficial members both at the time of election and at the time of serving who have attained sixteen years of age. Any delegate or alternate elected by a local Chapter shall be a member of that Chapter. Any delegate or alternate elected by a County or District Convention shall be a member of a Chapter located within that county or district. Any delegate or alternate elected by a State Convention shall be a member of a Chapter within the jurisdiction of that State Convention.

Sec. 69. Recapitulation Sheet, Reports, and Information. For the purpose of determining representation in the County, District, State, and National Conventions, the National Secretary shall prepare a recapitulation sheet which shall show the number of members who have attained sixteen years of age as of the first day of July preceding each regular quadrennial meeting of the National Convention. On or before the 20th day of March preceding each regular quadrennial meeting of the National Convention, the National Secretary shall furnish to each County or District Convention the portion of the recapitulation sheet with respect to the Chapters in said county or district. Immediately after the close of the County or District Convention, the Secretary thereof shall complete said reports and return them to the office of the National Secretary. The National Secretary shall furnish to each State Convention the portion of the recapitulation sheet with respect to the Chapters in the jurisdiction of said State Convention and such other information as may be necessary to guide the State Convention in electing delegates to the National Convention. Immediately after the close of the State Convention, the Secretary thereof shall complete such reports as may be required and return them to the office of the National Secretary.

Sec. 70. Basis of Representation in County, District, and State Conventions. The basis of representation of Chapters in each County and District Convention shall be one delegate for each 25 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each Chapter shall be entitled to at least one delegate. The basis of representation of counties and districts in each State Convention shall be one delegate for each 900 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each County or District Convention shall be entitled to at least one delegate to the State Convention.

Sec. 71. Election of Delegates by Local Chapters. At the time for the first local Chapter meeting in February preceding the regular quadrennial meeting of the National Convention, each Chapter shall elect delegates, and one alternate for each delegate, to a County or District Convention. Only those Beneficial members present who have attained sixteen years of age at the time of the election shall be entitled to vote in such election. Where there is but one Chapter in a county which has not been combined with another county or counties for a District Convention as provided in these By-Laws, the delegates shall be elected directly by the Chapter to the State Convention on the basis of one delegate, and one alternate for each delegate, for each 900 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each such Chapter shall be entitled to at least one delegate.

Sec. 72. County Conventions. Each County Convention shall convene on the first Wednesday in April preceding each regular quadrennial meeting of the National Convention, at 8 o’clock p.m. or such other hour as shall have been fixed by the preceding County Convention. Said County Convention shall be at the place selected at the last preceding County Convention. Whenever there is a dispute or doubt as to the place of holding such County Convention, or whenever deemed advisable, the National Secretary may change the hour, date, or meeting place of a County Convention and in such event shall notify all of the Chapters in the county thereof by mailing notice to their Chapter Activities Coordinators.

Sec. 73. District Conventions. If there are fewer than 451 members, as shown on the recapitulation sheet furnished by the National Secretary, for Chapters located in any county, then the Board of Directors may combine any such county with another county or counties in the same state for the holding of a District Convention in lieu of County Conventions. The District Convention shall convene at the time fixed by these By-Laws for the holding of County Conventions. Notice of any such combination and of the meeting place of any such District Convention shall be given by the National Secretary to all Chapters to be combined by mailing such notice to each Chapter Activities Coordinator in such district. Whenever deemed advisable, the National Secretary may change the hour, date, or meeting place of a District Convention and in such event shall notify all of the Chapters in the district thereof by mailing notice to their Chapter Activities Coordinators.

Sec. 74. Arrangements for County or District Convention—Order of Business—Contests—Election of Delegates—Expenses. The National Secretary shall, on or before the 20th day of March preceding the regular quadrennial meeting of each National Convention, notify the Activities Coordinator of each Chapter within the county or district of the place of holding the County or District Convention. The Activities Coordinator of the largest Chapter at the place of holding the meeting of the County or District Convention shall arrange for the holding of such meeting, call the same to order, and preside until a temporary chairperson is selected by such Convention. Only the uncontested delegates shall be entitled to vote in the election for the temporary chairperson. The next order of business shall be the selection of a Committee on Credentials, and no other business shall be transacted until such Committee shall have completed its work and reported to the Convention and until such report shall have been disposed of by the Convention. The right of any delegate or alternate to a seat in any County or District Convention shall not be contested except by a member of a Chapter located in the County or District. The next order of business shall be the election of a permanent Chairperson and a permanent Secretary, who shall, unless disqualified, hold their respective offices until adjournment of the County or District Convention, and the credentials of those delegates and alternates elected at such Convention have been duly signed, certified, and furnished to the National Secretary. The County and District Conventions, when convened, shall elect delegates and one alternate for each delegate to a State Convention. The actual and necessary expenses incurred by County or District Convention delegates shall be paid out of the general fund of the Chapters sending such delegates.

Sec. 75. State Conventions—Powers—Prerogatives—Election of Delegates to the National Convention. The regular meeting of each State Convention shall be convened and held at the capital of the state at 10 o’clock a.m. on the first Wednesday of May preceding each regular quadrennial meeting of the National Convention. Provided, however, that the Board of Directors shall have power to change the date, not later than that determined by this By-Law, to change the hour, and to change the meeting place from the capital of any state to such other place in said state as it may determine. At such meeting, delegates, and one alternate for each delegate, to the National Convention shall be elected, as provided in Section 40 of these By-Laws and at such meeting any other business shall be transacted as shall be for the good of the Society in the respective states, provided the same shall not be in conflict with the duties, powers, or prerogatives of the National Convention and its officers.

Sec. 76. Delegates and Alternates—How Selected and Distributed. The delegates and alternates provided for in Section 75 shall be selected and distributed pursuant to and in conformity with the custom which has prevailed in that state; provided, however, that any State Convention may change the method of selecting said delegates and alternates, and the distribution thereof, if at the last preceding State Convention there shall have been passed a resolution providing for such change. Provided, further, that the Board of Directors may, when it deems same to be   advisable,   determine   the  method  of  selecting  and distributing said delegates and alternates, in which event the National Secretary shall give proper notice to the State President and the State Secretary.

Sec. 77. Officers of State Conventions—Terms of Office. The officers of a State Convention shall be a State President, who shall preside at its meetings, and a State Secretary. They shall be Beneficial members of a Chapter within said state, both at the time of election and at the time of serving, who have attained sixteen years of age. They shall perform the duties of their respective offices for the remainder of the session at which they are elected, and at the next session until their successors are elected. Such officers shall not have a vote unless duly elected as delegates to said Convention. In case of removal of domicile of said State President or Secretary from the jurisdiction of said State Convention, such removal shall create a vacancy in the office and shall result in a forfeiture of all rights or privileges to mileage and per diem. The Society’s Board of Directors may, for cause, remove from office any State Convention officer, declare any such office vacant, and fill any vacancy.

Sec. 78. Order of Business in State Conventions—Contests. The first order of business in a State Convention shall be the selection of a Committee on Credentials by the delegates whose seats are uncontested, and no other business shall be transacted until such committee shall have completed its work and reported to the Convention, and until such report shall have been disposed of by the Convention.

The next order of business shall be the election of a State President and State Secretary who shall, unless disqualified, hold their respective offices until their successors are elected at the next regular meeting of the State Convention. The State President shall preside over the State Convention during the election of National Convention delegates and the transaction of other business. A roll call of delegates shall be in order upon all questions when demanded by five or more members of such Convention. The right to a seat in any State Convention by any member claiming to be a delegate or alternate thereto from any County or District Convention or local Chapter shall not be contested except by a member of a Chapter located in the same county or district.

Sec. 79. Expenses of Regular Quadrennial State Convention Meetings. The expenses of regular quadrennial State Convention meetings shall be paid by the Society. On or before the 31st day of January preceding each regular quadrennial meeting of the National Convention, the Board of Directors shall determine the amount to be allowed for reimbursement of expenses to each delegate in actual attendance and to the State President and Secretary holding over, if in attendance. Claim for reimbursement of expenses of delegates and officers attending the regular quadrennial State Convention meeting shall be presented upon blanks provided by the National Secretary and certified by the Secretary of the State Convention.

Sec. 80. Credentials of Delegates to State, District, or County Conventions. Credentials of the delegates and alternates elected by each local Chapter to a State, District, or County Convention shall be duly signed and certified by the President and Activities Coordinator of such local Chapter. The credentials of the delegates and alternates elected by each County and District Convention to a State Convention shall be duly signed and certified by the Chairperson and Secretary of such County and District Convention. A certified list of all duly elected State Convention delegates and alternates shall be furnished to the National Secretary.

Sec. 81. Credentials of Delegates Elected to National Convention. Each State Convention shall, through its President and Secretary, certify to the National Secretary the names and addresses of all delegates and alternates elected to the National Convention. The National Secretary shall thereupon deliver proper credentials to the delegates and alternates thus certified.

LOCAL CHAPTERS

Sec. 82. Petition for Charter. Any number of persons, residing in any part of the territory constituting the jurisdiction of this Society, may petition the Society’s President for a charter to organize a local Chapter.

Sec. 83. Granting of Charters. Upon the receipt of a charter petition, the Society’s President may grant a charter to such petitioners, if of the opinion that such action will promote the best interest of the Society.

Sec. 84. Organization of New Chapters. Upon a charter being granted, the National Secretary shall forward to the field representative organizing such Chapter the charter together with rituals, blanks, and such supplies as may be necessary for the use of such local Chapter. Upon receipt of said supplies and charter, the field representative may organize such Chapter, install its officers, and instruct the members in the ritualistic work of the Society; thereupon, said Chapter shall become entitled to all the rights, privileges, and benefits of an established local Chapter.

Sec. 85. Regular Meetings and Quorum. Local Chapters shall hold regular meetings at least once a month. Upon failure to so meet, unless for good and sufficient reason, the Society’s President may revoke the charter of said Chapter and transfer the members to another Chapter or Chapters. A quorum shall consist of five or more Beneficial members who have attained sixteen years of age. Any regular meeting may be adjourned to a date prior to the next regular meeting. Written notice of such adjourned meeting need not be given, and any business may be transacted at such adjourned meeting, except that no trial of a member under charges shall be commenced thereat.

Sec. 86. Inactive Chapter. An inactive Chapter is one which has failed to hold a regular meeting, as provided in Section 85 of the By-Laws, during any six month period. The Society’s President is authorized to assign a field representative to build up the membership of such inactive

Chapter and establish special rules and regulations covering such assignment.

Sec. 87. Officers’ Reports. At least annually, the Board of Trustees shall make complete reports to the Chapter of their activities and financial transactions for the preceding period.

Sec. 88. Examination and Audit of Accounts of Chapter Activities Coordinator. The Board of Trustees shall have the right of examination and audit of the Chapter books, records, accounts, and reports. The Trustees shall pass upon the same and make report of any investigation to the Chapter at its next regular meeting or at a special meeting of the Chapter called for such purpose.

Sec. 89. Special Meetings. Special meetings of a local Chapter shall be called by the Chapter President when requested in writing by three or more Beneficial members, who have attained sixteen years of age. At least five days prior to such meeting the Chapter Activities Coordinator shall mail notice to each member of the Chapter. Such notice, specifying the object of said meeting, and the time and place of the holding thereof, shall be sent by first-class mail to said members at their post office addresses last furnished. Notice of a special meeting for the purpose of initiating applicants or to attend funerals may, however, be given  by  publishing  the  same in a newspaper of general circulation, issued at the point nearest to which the Chapter is located, at least one day prior to the time of holding such meeting.

Sec. 90. Consolidation of Chapters. Should two or more Chapters so desire, they may consolidate, if approved by the Society’s President, if at a regular or special meeting called for that purpose, at which such matter is to be determined, two-thirds of the members of each Chapter present shall vote in favor thereof. Notice of such proposed consolidation shall first be given to each member in each Chapter, as provided in Section 89 hereof. In case of consolidation, the resolution adopted by each Chapter desiring such consolidation, together with the charter of the dissolving Chapter, shall be forwarded to the National Secretary. All property and funds of the dissolving Chapter shall become the property of the consolidated Chapter, and all legal liabilities of the dissolving Chapter shall be assumed by the consolidated Chapter.

Sec. 91. Revocation of Charters and Consolidation of Chapters by President. The Society’s President may, when in the best interest of the Society, revoke the charter of any Chapter or consolidate two or more Chapters, or create a new Chapter through the consolidation of two or more Chapters. The Society’s President shall fix and determine the conditions and terms of any such revocation or consolidation, including the disposition of the assets and liabilities of all Chapters affected. No such disposition shall inure to the personal benefit of an individual member. Any aggrieved Chapter may within 60 days appeal to the Board of Directors concerning any act of the Society’s President done under this Section.

Sec. 92. Disposition of After Discovered Assets. Subsequent to a revocation or consolidation and after a plan of disposition of assets and liabilities has been accomplished as specified in Section 91, any assets, the existence of which were not known or otherwise not included in such a plan, shall be transferred, sold, or liquidated. The Society’s President shall fix and determine the disposition of such assets. The Society’s President and National Secretary shall have authority to convey good and sufficient title to such assets.

Sec. 93. Solicitation For Aid. No solicitation for aid shall be sent to local Chapters, except by permission of the Society’s President or the Board of Directors. The Society’s President shall fix and determine the states or territory in which the appeal shall be circulated.

Sec. 94. Dangerous Initiation Activities Prohibited. Only those ceremonies prescribed in the Rituals of this Society may be used by local Chapters and the members thereof while conferring the degrees or adopting a member.  All dangerous initiation activities and ceremonies are strictly prohibited.  If the members of a local Chapter violate this prohibition, those members participating in such dangerous activity or ceremony shall be personally liable for any damages that may be recovered.

Sec. 95. Waiver of By-Laws. No local Chapter or any of the officers thereof, shall have the right or power to waive any of the provisions of the By-Laws of the Society.

Sec. 96. Local Chapter Funds. No local Chapter shall expend or use any of its funds or property for any purpose other than carrying on local Chapter work in conformity with the Society’s By-Laws, and no local Chapter or officer thereof shall collect or disburse money in any attempt to defeat the By-Laws of this Society.

Sec. 97. Sale of Liquor Prohibited. No local Chapter shall sell intoxicating liquor at any meeting of the Chapter or at any entertainment given under the auspices of Modern Woodmen of America.

Sec. 98. Ceremony and Proceedings Shall Be in English. Every local Chapter shall be required to keep its official records and confer the ceremony of adoption in the English language, and failure to do so shall work a forfeiture of its charter.

Sec. 99. Publications. No local Chapter or member thereof shall publish or distribute, directly or indirectly, any writing, depiction, or communication in any form whatsoever pertaining to the Society or any of its officers, members, or Chapters which the Board of Directors shall deem not for the best interest of the Society.

Sec. 100. Activities of Chapters and Members. The Board of Directors of the Society shall have power to make rules and regulations concerning the activities of Chapters and members thereof.

Sec. 101. Local Chapter By-Laws. Local Chapters may adopt, alter, or amend local Chapter By-Laws after the same have been approved by the Society’s President. Unless others shall have been adopted, the By-Laws prescribed for local Chapters as contained in the appendix hereto shall govern. If any local Chapter By-Law shall be inconsistent with any of the provisions of the Society’s By-Laws, including any changes, additions, or amendments which may be made from time to time, then the provisions of the Society’s By-Laws shall prevail.

Sec. 102. Board of Trustees. The Board of Trustees of a local Chapter shall have charge of all the property of the Chapter and shall investigate all loans, investments, bills, and claims referred to it.  The Board of Trustees shall consist of eight officers:  Chapter President, Past President, Vice President, Activities Coordinator, Membership Coordinator, and three additional Trustees.  The Board of Trustees, with the exception of the Past President and Activities

Coordinator, shall be elected as provided in Sections 103 and 104.  The Chapter President, Past President, Vice President, and the three additional Trustees must be Beneficial members of the Chapter at the time of their election or appointment and during their term of office, and must have attained sixteen years of age.  The office of Past President shall be filled by the last retired Chapter President; provided, however, that any new Chapter or any established Chapter that has no eligible retired President shall elect one of its Beneficial members to fill such office.  The three additional Trustees shall provide advice, input, and expertise to the other Chapter officers and carry out the directions and instructions of the Chapter.

Sec. 103. Time of Election. All elective local Chapter officers shall be elected by ballot at the first regular meeting in December of each year, in the order of precedence shown by Section 102. Sentence of suspension shall have the effect of making the member ineligible to hold office. The Chapter President shall act as judge of the election and shall appoint two tellers to collect the ballots and canvass the vote, the result being announced by the Chapter President upon report being made by the said tellers. A member of the Society who does not belong to the Chapter holding the election shall not nominate any member for office, or act as teller or judge of election, or vote, and shall not participate in any manner in said election. Where there is more than one candidate for any office, it shall require a majority of the votes cast to elect, except that in Chapters having By-Laws providing for the use of official printed ballots whereon the names of the candidates for all offices shall appear, and providing that ballots shall be received during a period of at least six hours, a plurality shall elect. If there shall be only one candidate placed in nomination for any office, the rules may be suspended and the candidate elected by acclamation. All Beneficial and Social members of the Chapter present, who have attained sixteen years of age, shall vote, unless excused by the Chapter. If for any reason, the election cannot be held at the time fixed herein, it may be held at the next succeeding regular meeting, unless written permission is obtained from the Society’s President providing otherwise.

Sec. 104. Terms of Office. All elective officers of a local Chapter, except the three additional Trustees, shall hold their respective offices for one year, and until their successors are elected and qualified. The three additional Trustees of a newly chartered Chapter shall serve—one for one year, one for two years, and one for three years. Their respective terms of office shall be determined by lot. Thereafter, one Trustee shall be elected annually, whose term of office shall be three years, and until a successor is duly elected and qualified. Should any elective office, other than that of Chapter President, become vacant, the same shall be filled immediately by special election, except as provided in Section 107 hereof, and in Section 7 of Article II of the local Chapter By-Laws, contained in the appendix hereto.

Sec. 105. Ineligibility for Office. Any member of the Board of Trustees who has been removed under the provisions of these By-Laws or who has misappropriated Chapter money or defrauded any member or member’s family or beneficiary, shall be ineligible to serve again on any Chapter Board of Trustees.

Sec. 106. Installation of Officers-Elect. The elective local Chapter officers shall be installed at the first regular or special meeting held on or subsequent to the fifth day of January in each year, by the Society’s President, the Society’s President’s Representative, Past Chapter President, or President of another Chapter; or the Chapter President may appoint someone to perform that duty.

Sec. 107. Absence at Installation. In the event that any member elected to an office in the local Chapter is not present at the appointed time to be installed, unless excused by a majority vote of the members present, said office shall be declared vacant, and a successor shall be elected by ballot at once and thereupon installed. If excused under the provisions of this section, the officer shall be installed at the next regular meeting of the Chapter. The Chapter, by a majority vote, may permanently excuse any officer from installation, for reasons considered good and sufficient by the Chapter. The installation of officers shall be regarded as a ritualistic ceremony only, and qualifications for office shall not be complete on the part of the officers required to give bond until their bonds have been duly executed, approved, and accepted. No officer shall deliver any property or funds on hand to a successor, until notified by the Board of Trustees that such successor has duly qualified.

Sec. 108. Certain Officers Shall Hold but One Office. No member shall, while holding the office of Chapter President, Past President, Vice President, Activities Coordinator, or Membership Coordinator, serve the Chapter in any other office on the Board of Trustees, nor shall any Chapter Activities Coordinator or Membership Coordinator hold any such similar position in any other fraternal benefit society, association, or order, nor shall any Chapter officer act as a representative or solicitor for any other fraternal benefit society, association, or order.

CHAPTER PRESIDENT

Sec. 109. Duties. The Chapter President shall preside at all meetings of the local Chapter.  The Chapter President shall communicate the Passwords, appoint all committees not otherwise provided for, and decide all questions of law and order, subject to appeal to the Society’s President.  Such Chapter President shall act as judge of all Chapter elections and shall perform all other duties reasonably necessary and required by the By-Laws of the Society.

Sec. 110. Duty to Fill Vacancies. In case of a vacancy in any local Chapter office, except President, and for the succession to which no provision is made in these By-Laws, the Chapter President shall immediately appoint such officer, pro tempore, to fill said vacancy, which officer, if elective, shall hold office until the next regular meeting of the Chapter, when said vacancy shall be filled by election. Said election shall be conducted in the same manner as the annual election of local Chapter officers.

CHAPTER VICE PRESIDENT

Sec. 111. Duties. The Chapter Vice President shall be the second officer in rank in the local Chapter, and shall preside and perform all the duties of the Chapter President in case of the absence, refusal to act, or disability of the latter.  Should the office of Chapter President become vacant by death, resignation, or otherwise, the Chapter Vice President shall succeed to the office.  In case of the absence, refusal to act, or disability of both the Chapter

President and the Chapter Vice President, the Chapter Activities Coordinator shall preside and perform the duties of Chapter President.

CHAPTER ACTIVITIES COORDINATOR

Sec. 112. Duties.  The Chapter Activities Coordinator, who must be a Beneficial member of the Society, is the fraternal coordinator of the Chapter and shall be responsible for planning, promoting, and reporting the results of fraternal activities and community service projects.  The Chapter Activities Coordinator shall pay all approved bills, account for all transactions, provide the Board of Trustees with any financial records when so requested, and shall perform such other duties as required by these By-Laws or the By-Laws of the Chapter.  The Chapter Activities Coordinator shall keep the minutes, records, and accounts of the local Chapter, conduct the correspondence thereof, and may communicate the Passwords to the members of the Chapter.

Sec. 113. Handling of Funds. The Chapter Activities Coordinator shall account for all moneys received in accordance with the provisions of these By-Laws. Any accounts in which Chapter funds are deposited shall be in the name of the Chapter at a bank approved by the National Secretary. At least annually, the Activities Coordinator shall furnish to the Board of Trustees a certificate from the depository showing the balance of such funds in the name of the Chapter.

Sec. 114. Reports. The Chapter Activities Coordinator shall make all reports required by the By-Laws of the Society, by the Society’s President, by the National Secretary, by the Board of Trustees, and by the By-Laws of the Chapter, and as often as required by them.

Sec. 115. Notify Applicant of Admission. After the admission of an applicant for Beneficial membership to the Chapter, the Chapter Activities Coordinator shall notify such applicant thereof.

Sec. 116. Financial and Activity Reports. The Chapter Activities Coordinator shall forward to the National Secretary financial and activity reports for the Chapter, together with such other information as may be required by the Board of Directors, Society’s President, or National Secretary.

Sec. 117. Agent of Local Chapter. The Activities Coordinator of a local Chapter is hereby made and declared to be the agent of such Chapter, and not the agent of the Society, and no act not specifically authorized in these By-Laws, nor any omission, shall have the effect of creating a liability on the part of this Society, or of waiving any right or immunity belonging to it.

Sec. 118. Compensation. The Chapter Activities Coordinator shall receive as compensation for the faithful performance of duty, such sum as the local Chapter fixes and provides.

CHAPTER MEMBERSHIP COORDINATOR

Sec. 119. Duties. The Chapter Membership Coordinator, who must be a Beneficial member of the Society, shall be in charge of recruiting prospective members to the Chapter and promoting active participation in Chapter fraternal activities and community service projects.  The Chapter Membership Coordinator is also the host at all Chapter activities.

DISCIPLINE

Sec. 120. Conduct For Which Local Chapter May Be Disciplined. Should the local Chapter, either through its actions or failure to act, be guilty of conduct which, in the opinion of the Board of Directors, is offensive or derogatory to the Society, the Chapter shall be subject to discipline and may be punished therefore by suspension or revocation of its charter.

Sec. 121. Procedure in Disciplining Chapter. Upon receipt of notice that a local Chapter has conducted itself in such a manner as to possibly be in violation of the provisions of Section 120, the Society’s President shall make complaint against said local Chapter to the Board of Directors. The Board of Directors shall determine whether the conduct charged constitutes an offense against the Society, and, if so, it shall thereupon give notice to the Chapter against which the Society’s President has made complaint and direct that such charges shall be heard and determined in such manner as said Board of Directors may prescribe. Such notice to the Chapter shall be given by the Board of Directors through the National Secretary, by letter addressed to the Chapter Activities Coordinator at the address of the Activities Coordinator as shown by the records of the National Secretary. Nothing contained herein shall prevent the suspension or dissolution of a Chapter, without charges, as otherwise provided in the By-Laws of the Society.

Sec. 122. Offenses For Which Member May Be Disciplined. Upon commission of any act which, in the opinion of the Board of Directors, is derogatory to the Society or has the effect of bringing the Society into disrepute, the member guilty of such conduct shall be subject to such disciplinary action as hereinafter set forth.

Sec. 123. Procedure in Disciplining Member. A member accused of conduct unbecoming a member of the Society, as described in Section 122 shall be entitled to a hearing in which the validity of the charges and the punishment, if any to be imposed, shall be determined. The Board of Directors shall prescribe (a) the manner of filing charges against any member accused of conduct set forth in Section 122; (b) the procedures to be followed in hearing and determining such charges; (c) the punishment that may be imposed; and (d) the procedures governing all appeals. Provided, however, that no punishment shall deprive a member of any rights conferred under the terms of any certificate.

Sec. 124. Effect of Suspension. If the hearing of the charges against the member results in a fine or suspension from the Chapter, such member shall thereby be deprived of the privilege of attending any meeting of any Chapter, or of having any voice therein during the period of suspension or until the fine imposed is paid, and shall not be entitled to the Passwords or any of the other privileges of the Society for a like period.  During this time said member shall not be a delegate or alternate to any County, District, State, or National Convention and shall not attend any such convention or have any voice therein, and shall be deprived of all rights of every nature whatsoever, except such rights conferred under the terms of any certificate and the right to make premium payments thereon.

Sec. 125. Effect of Reprimand. If the hearing of the charges against a member results in a reprimand, such member may not be permitted to participate in deliberations of the Chapter for one month, nor fill any office in the Chapter during such period.

MISCELLANEOUS PROVISIONS

Sec. 126. Modern Woodmen of America Memorial Services. Each local Chapter may, at its first meeting in June, or at such other time as it may designate, hold appropriate memorial services for deceased members.

Sec. 127. Sundays and Legal Holidays. When the date on which any act required by these By-Laws to be performed shall fall on Sunday, or on a legal holiday, or the last day of the period of time within which an act shall be required to be performed shall fall on Sunday, or a legal holiday, then such act shall be performed and such period of time shall be held to expire on the next day following such Sunday or legal holiday.

Sec. 128. Amendment of the Society’s By-Laws. The Society’s By-Laws may be amended at any regular, adjourned, or special session of the National Convention, by a majority vote of the members present and entitled to vote. Said By-Laws may also be amended as follows: The Board of Directors may, by a majority vote, propose an amendment or amendments to the existing By-Laws, which proposal shall take the form of a resolution setting forth the change or changes to be made. When an amendment or amendments have been so proposed, the resolution containing same shall be certified by the President and the National Secretary under the seal of the Society, and a copy of such resolution, together with a ballot for voting for or against any such amendment or amendments, shall be sent by first-class mail by the National Secretary to each person who would be entitled to vote on such proposed amendment or amendments if personally present at a session of the National Convention then in session, directed to such person at his or her last known post office address, as shown by the records of the National Secretary. Within thirty days after the date of the mailing out of said resolution and ballot by said National Secretary, said ballot shall be voted and signed by the person to whom addressed and returned to said National Secretary. Thereupon, said National Secretary shall deliver said ballots to the Board of Directors, and said Board of Directors shall promptly canvass the same and declare the result of said vote on said proposed amendment or amendments. If the result of said vote as so declared discloses that a majority of those persons entitled to vote for or against the same have voted in favor of any said proposed amendment or amendments, then such amendment or amendments shall, as of the date when the result of said vote thereon was declared, take effect and become in full force as a By-Law or By-Laws of this Society, and shall remain in full force and effect as such By-Law or By-Laws until repealed or amended in the manner in these By-Laws provided. Any such amendment or amendments to said By-Laws, when adopted, shall be published in the Society’s official publication.

In the event that any of the provisions of the By-Laws may conflict with or shall hereafter conflict with any laws or Insurance Department rulings, having the effect of law in any state in which the Society shall be licensed to do business, the Board of Directors may in such instances, by resolution, amend the By-Laws, so as to comply with such laws or rulings. When the Board of Directors shall so amend the By-Laws, notice of such amendments shall be given by publication in the Society’s official publication. From and after the date of such publication, such amendment, or amendments, shall be binding upon every member of the Society, and upon all those deriving legal rights from such members, until amended or repealed by the National Convention at a regular or special session.

Sec. 129. Amendment of Articles of Incorporation. The Articles of Incorporation of this Society may be changed at any session of the National Convention by the adoption, on roll call by a majority vote of the delegates and officers present and entitled to vote, a quorum being present, of a resolution setting forth either the changes proposed or said articles as they will read if the resolution is adopted.

In the event that any of the provisions of the Articles of Incorporation may conflict with or shall hereafter conflict with any laws or Insurance Department rulings, having the effect of law in any state in which the Society shall be licensed to do business, the Board of Directors may in such instances, by resolution, amend the Articles of Incorporation, so as to comply with such laws or rulings. When the Board of Directors shall so amend the Articles of Incorporation, notice of such amendments shall be given by publication in the Society’s official publication. From and after the date of such publication, such amendment, or amendments, shall be binding upon every member of the Society, and upon all those deriving legal rights from such members, until amended or repealed by the National Convention at a regular or special session.

Sec. 130. Repealing Clause. All By-Laws, or any part of any By-Law, heretofore enacted, inconsistent with these By-Laws, are hereby repealed.

Sec. 131. Proof of By-Laws. Any printed and duly certified copy of the By-Laws of this Society shall be admissible as evidence in any case or proceeding and shall be prima facie proof that such By-Laws were duly adopted by the Society at the time they purport to have been adopted and were in force from and after the date fixed therein for the going into effect thereof and until the same shall have been shown to have been amended or repealed.

Sec. 132. Effective Date. Except as herein otherwise provided, these laws shall take effect and be in force on and after the first day of September, 2018.

Certificate of the Board of Directors

and Chairperson of the Law Committee

We, the undersigned Board of Directors and Chairperson of the Law Committee of Modern Woodmen of America, having been authorized and directed by the Resolution of the National Convention of said Modern Woodmen of America at the regular meeting of said National Convention held at Lake Buena Vista, Florida, June 18th - 20th, inclusive, 2018, to arrange and compile the By-Laws of the Society to conform to the several amendments and additions thereto as adopted by said National Convention, do hereby certify that we have so arranged and compiled said By-Laws; that said By-Laws as so arranged and compiled by us are set forth in the foregoing compilation; that we have carefully examined the foregoing compilation; and that the said is a true and correct compilation of the By-Laws of the Society as amended and adopted by said National Convention at said meeting.

Given under our hands this 9th day of July, 2018.

/s/ W. Kenny Massey	/s/ Jerald J. Lyphout
President	National Secretary

/s/ Robert C. Pollex	/s/ William D. Keltner

/s/ David B. Emrick	/s/ Lori A. Newberg

/c/ Joseph A. Sztapka	/s/ James E. Temperley

/s/ Lester L. Bohnert
Members of the Board of Directors

/s/ Lester L. Bohnert
Chairperson, Law Committee

Certificate of the President and the

National Secretary

We, the undersigned President and National Secretary of Modern Woodmen of America, having compared the foregoing compilation of the By-Laws of the Society with the record of the proceedings of the regular meeting of the National Convention held at Lake Buena Vista, Florida, June 18th — 20th, inclusive, 2018, do hereby certify that said compilation of said By-Laws is true and correct and in conformity with the record of the proceedings of the said National Convention and the same is a true and correct copy of said By-Laws adopted by said National Convention.

IN WITNESS WHEREOF, we hereto attach our signatures this 9th day of July, 2018.

/s/ W. Kenny Massey
President

/s/ Jerald J. Lyphout
National Secretary

APPENDIX

2018 BY-LAWS

CONTENTS

Articles of Incorporation

Local Chapter By-Laws

Index

ARTICLES OF INCORPORATION

OF

MODERN WOODMEN OF AMERICA

1.     The name or title by which this corporation shall be known in law is Modern Woodmen of America.

2.     The principal business office shall be located in the City of Rock Island, County of Rock Island, State of Illinois.

3.      This corporation is a fraternal benefit society, without capital stock, organized and carried on for the sole benefit of its members and their beneficiaries and not for profit, having a lodge system with ritualistic form of work and representative form of government. The purpose of the Society shall be to encourage and foster acts of fraternity by and to promote fraternal relationships among its members and to provide death, disability, and other benefits, rights and privileges as authorized by its By-Laws and in accordance with the laws of Illinois. It may create, maintain, and disburse funds in accordance with its By-Laws and the laws of Illinois. The payment of benefits in all cases, shall be subject to compliance by the member with the contract, rules and laws of the Society.

4.      The plan which shall be followed in carrying out the purpose of this Society is as follows, to wit: By the organization of local Chapters and a National Convention, as defined in the By-Laws. The local Chapters shall have stated meetings at least once a month, and the National Convention shall meet at least once in four calendar years. The National Convention shall be the legislative and governing body of the Society, having jurisdiction over all subordinate Chapters and officers and members of the Society. It shall be the judge of the election and qualification of its own members. It shall possess the power to do and perform any and all acts and things by it deemed essential to the welfare and perpetuity of the Society and in conformity with the laws of the State of Illinois. The Society shall have the power to acquire, hold and convey such real and personal property as shall be requisite for the convenient accommodation of the transaction of its business and such as may come into its possession by reason of its investments or in satisfaction of indebtedness. The Society may create, maintain, and operate,  for  the  benefit  of  its  members,  their  families  and dependents, such facilities as are deemed consistent with the objectives of the Society and in pursuit of the same may own, hold, or lease personal property and real property located within or without the State of Illinois, with requisite improvements thereon.

5.       The Board of Directors of this Society shall consist of such number of elected persons as shall be provided for in the By-Laws of the Society, a President and a National Secretary. The Board of Directors shall manage the financial affairs of the Society, shall protect the charter of the Society, shall exercise the corporate powers of the Society, as provided by the laws of the State of Illinois, shall have the control and custody of all securities and all real and personal property which the Society shall possess or acquire, with power to designate a custodian to have charge of any real or personal property of the Society, and shall perform such other duties as may devolve upon said Board by the laws of the State of Illinois and the By-Laws of the Society.

6.       Membership in this Society shall be subject to the requirements of the laws of Illinois and the By-Laws of this Society.

LOCAL CHAPTER BY-LAWS

ARTICLE I

Name and Meetings

Sec. 1. Name. The name of this Chapter shall be                     Chapter, No.           , Modern Woodmen of America.

Sec. 2. Meetings. Regular meetings shall be held at a day and time determined by the Chapter Board of Trustees, but at least monthly.

Sec. 3. Hour of Meetings. The hour of commencing all regular meetings shall be at a time determined by the Chapter Board of Trustees.

ARTICLE II

Officers

Sec. 4. Election and Installation. The elective officers of this Chapter shall be elected and installed at such time and in such manner as provided for in the By-Laws of this Society.

Sec. 5. Bond of Activities Coordinator. The Activities Coordinator shall give a satisfactory bond in the sum of                   dollars, conditioned upon the faithful rendering of and performance of the trust. The Board of Trustees shall approve and be the custodians of said bonds, and the same shall be accepted by a majority vote of the Beneficial members present; provided, however, that the requirements of this section shall be applicable only to the bond amount in excess of any blanket bond provided for by the Society’s Board of Directors.

Sec. 6. Compensation of Activities Coordinator. The Activities Coordinator shall, as compensation for the faithful performance of duty, receive an amount fixed by the Chapter to be paid and determined on the basis of the number of Chapter activities held.

Sec. 7. Absence. Absence from three consecutive meetings, unless excused for reasonable cause by a majority vote of the Chapter, may be considered at the fourth or any subsequent meeting as the resignation of any elective officer, and the Chapter President may order an election to fill such vacancy.

Sec. 8. Duties. The duties and responsibilities of Chapter officers will be as provided in the Society’s By-Laws and as outlined in the procedures provided by the Home Office.

ARTICLE III

Amendments

Sec. 9. How By-Laws May Be Amended. These By-Laws may be amended by a two-thirds vote of the members present at any regular meeting; provided, that any proposed amendment must be submitted in writing and read at a regular meeting of the Chapter, and then be laid over for consideration until the next regular meeting, but the same shall not be in force until approved by the Society’s President.

INDEX

Section
Activities Coordinator, Local Chapter
Accounts, minutes, records of Chapter	112
Agent of local Chapter and not of Society	117
Applicant notified of admission to membership by	115
Appointment of	57, 60
Audit of records and account	88
Board of Trustees reports	87, 88
Bond of; premium prorated among Chapters	60
By-Laws cannot be waived by	18, 95
Compensation	118
Correspondence of Chapter conducted by	112
County Convention; Activities Coordinator of largest Chapter shall arrange for meeting	74
Financial and Activity reports	116
Funds; handling of	113
Password	112
Removal of; vacancy filled	57, 58
Removal; ineligibility	105
Reports required	114
Shall not hold similar position for other fraternal benefit society, association, or order	108
Shall not act as Chapter Trustee	108

Adviser
Duties	63
Election, qualification and installation	43, 44
Member of National Convention with vote	35

Age
Misstatement of age	17
Qualified age limits for members	3

Amendments
Articles of Incorporation	129
Society’s By-Laws	128

Appeals for Aid
Authorization required	93

Appeals from Decisions
Of President to Board of Directors	54
Of President and Board of Directors to National Convention	36

Section
Appendix to By-Laws, Contents
Articles of Incorporation (Page 44)
Local Chapter By-Laws (Page 46)	101

Applicant for Membership
Admission and notification	115
Application forms	4
Application part of contract with member	16
National Secretary may refuse to issue certificate	4
Qualifications for membership	3

Appointive Officers	45

Articles of Incorporation
Amendments	129
By-Laws shall not conflict	36
Contained in Appendix to By-Laws (Page 44)
Part of contract with member	16

Assignment
Requirements	20

Audit, Chapter Accounts
By Chapter trustees	88
By Special Auditor	58

Banks
(See Depository Banks)

Beneficial Member
Application forms for	4
Chapter Membership	5
Contract	16
No voice in management if under age 16	3
Qualifications for membership	3

Beneficiary
Change of beneficiary or method of payment	26
Death of; prior to death of insured	22
Death of insured by hand of beneficiary	23
Death of insured and beneficiary simultaneously	24
Designation of	19
Designation of; as a class	21
Substitute certificate	27

Board of Directors
Bonds	49

Section
Compensation; if also an appointive officer	60
Certified copies of decisions	55
Composition	59
Duties and powers	60
Elective officers	43
Governing body	60
Indemnification	50
Meetings; regular and special; quorum	62
National Convention; members of; with votes	35
National Secretary; ex officio member and Secretary	55, 59
President; ex officio member and presiding officer	51, 59
Proceedings; written record maintained	55
Report to National Convention	47
Vacancy; interim; how filled	59

Board of Directors, Powers and Duties
Activities of Chapters and members	100
Allocation of Surplus	10
Appeal of the Society’s President’s decision	54
Appeals for aid; authorization	93
Application for membership blanks prescribed by	4
Appointment of officers	45
Bonds of officers and employees	49
Bonds of Chapter officers and Field Representatives	60
By-Laws construed by	60
By-Laws; revision and printing	67
Chapters; discipline	120, 121
Chapter Activities Coordinator appointment or removal	60
Certificate amounts, forms, plans, provisions, options, rates, prescribed by	6
Certificate; waiver or modification of restrictions	60
Claims; approval	60
Compensation of appointive and elective officers	60
Corporate powers of Society administered by	60
Corporate Custodians; designation	60
Delegate powers and duties	60
Depositories; designation	60
Discipline of members	122, 123
Dividends; determination	10
Dues	8
Field work	60

Section
Field Representative; appointment, removal, bond, compensation	60
Fraternal benefits	34
Fraternal department	31
Funds of Society; control and disposition	60
Investments	60
Law Committee; appointment	61
Maintenance of Reserves	11
National Convention committees; appointment, duties, compensation	61
National Convention; time and place of meeting	38, 39
Nonforfeiture options; additional	9
Officer or Director of Society; removal, vacancy	60
Premium Rates	6
President; prescribed duties	51
Promote civic, youth, educational, patriotic, and community service projects	31
Property of Society; control and disposition	60
Publications for members	32
Publications, local Chapter; approval	99
Reserve deficiency; allocation	11
Rituals prescribed by	60
State Convention; change of date and place	75
State Convention officers; removal, vacancy	77
Territory of Society may be prescribed by	60
Transfer of membership prescribed by	5
Youth Service Clubs	31

Bonds
Chapter officers	60
Employees of Society	49
Field Representatives	60
National Secretary custodian of surety bonds	55
Officers; elective and appointive	49

By-Laws
Amendments; Law Committee report	67
Amendments	128
Chapter funds shall not be used to defeat	96
Construed by President; appeal from decision	54
Construed by Board of Directors	60
Effective date of	132
Evidence; printed copy admissible	131
Local Chapter (See Appendix, Page 46)	101

Section
National Convention has power to make laws	36
Part of contract for Beneficial membership	16
Repeal of former inconsistent By-Laws	130
Revised, indexed, and printed	67
Violations; by Chapter	51
Waiver of By-Laws not permitted	18, 95

Certificates
Allocation of Surplus	10
Defined	7
Forfeiture of; not waived by receipt of payment from member	7
Forms, plans, provisions, rates prescribed by Board of Directors	6
Maintenance of reserves	11
M.W.A. 4 percent forms defined; nonforfeiture provisions	7, 9
National Secretary may refuse to issue	4
Part of contract with member	16
Provisions and rates authorized by Illinois state laws	6
Reinstatement of	13
Reserve liability; valuation of	11
Substitute certificate; how obtained	27
Suspension of (See Suspension) Waiver or modification	18, 60

Chapter, Local
Activities	100
Annual reports to; by Chapter officers	87
Appeals for Aid	93
Audits (See Audit, Chapter Accounts) By-Laws of; contained in Appendix (Page 46)	101
By-Laws of; Society’s President shall approve	101
Ceremony and proceedings in English	98
Charter of (See Charter) Consolidation; how effected	90, 91
County and District Conventions; representation in (See County and District Conventions)
Discipline of; for offenses	51, 120, 121
Dues (See Dues)
Election of officers	102, 103
Financial and Activity reports	116
Funds (See Funds, Local Chapter) Inactive Chapter defined; procedure to build up	86

Section
Liquor; sale at meeting or entertainment prohibited	97
Meetings; regular and adjourned	85
Meetings; special	89
Meetings; failure to hold	86
Meetings; presiding officers	109
Membership must be held in a Chapter	5
Members cannot belong to more than one Chapter	5
Memorial service for deceased members	126
Minutes, records, and accounts kept by Activities Coordinator	112
National Convention has jurisdiction over	36
New Chapter; organization of	82, 83, 84
Property of (See Property, Local Chapter)
Publications by; when prohibited	99
State Convention; delegates elected directly to by Chapter, when	71, 74
Supplies; how obtained	84
Transfer of membership to another Chapter	5

Chapter Officers
Appointment or removal	53, 57, 58, 60
Audit of books and accounts	58, 88
Bonds of (See Bonds) Election	103
Ineligibility	105
Installation	84, 106, 107
Officers shall hold but one office	108
Qualifications	102
Reports to; by Chapter	87, 116
Shall not act as solicitor or representative for other fraternal benefit society	108
Social member cannot hold certain offices	3
Terms of office	104
Transfer of property from one officer to another	58
Vacancies in office (See Vacancies)

Charter, Local Chapter
Granted by Society’s President	83
Petition for; how made	82
Revocation of; consolidation with other Chapters	90, 91
Revocation; causes for which may be revoked	85, 120

Section
Claims
Beneficiaries (See Beneficiaries) Board of Directors shall determine liability	60
Death Proofs; furnishing of; condition precedent to any liability	29
Final liability for premiums and dues	7
Forms for making claim	28
Lawsuits for recovery on certificate or rider	30
Protection against subsequent claim	25
Payment; change in method	26
Waiver of certificate or rider if lost or destroyed	27

Committees, National Convention
Appointment; duties	61
Compensation	42, 61
Law Committee; appointment; duties	61, 67
Members of National Convention without vote	35
Reports to National Convention	36

Compensation
Appointive officers; fixed by Board of Directors	60
Chapter Activities Coordinator	118
Elective officers	60
Field Representatives	60
National Convention Delegates and Committee Members	42, 61

Contract for Beneficial Membership
Definition	16
No waiver of By-Laws relating to	18

Corporation
Corporate powers of Society administered by Board of Directors	60
Society incorporated under Illinois state laws	2

County and District Conventions
Contests; delegate or alternate	74
Credentials of delegates	80
Delegates must be Beneficial members	68
Delegates; basis of representation	70
Delegates; expenses paid by Chapters	74
District Conventions	73
Meeting; arrangements	74
Meeting; date and place; notice	72, 73
Order of business	74
Presiding officer	74

Section
Recapitulation sheets	69
State Convention delegates and alternates	76

Credentials
County, District and State Convention delegates and alternates	80
National Convention delegates and alternates	81

Depository Banks
Designated by Board of Directors	60

Discipline of Chapter
Offenses for which may be disciplined	120
Procedure	121
Violation of By-Laws	51

Discipline of Member
Offenses	122
Procedure	123
Reprimand of member	125
Suspension of member	124

District Conventions
(See County and District Conventions)

Dividends
Board of Directors determine	10

Dues
Amount	8
How and when paid	7, 8
Nonpayment; effect	8, 12

Election
Chapter officers	102, 103
Chapter officers; Social members	3
County Convention delegates and alternates	71
National Convention delegates and alternates	75
National Convention officers	36, 44
State Convention delegates and alternates	74
State President and State Secretary	78

Elective Officers	43

Employees
Surety bond covering	49
Indemnification	50

Section
Escort
Duties	64
Election and installation	44
Elective officer	43
Member of National Convention without vote	35
Term of Office	46

Evidence
Printed copy of By-Laws admissible in court as	131

Expense Reimbursement for Conventions
National Convention	42
State Conventions	79

Field Work
Board of Directors shall have charge	60
Field Representative; appointment, bond, compensation, removal	60
Field Representative; organization of new Chapter by	84

Fraternal Benefits
Authorized by Board of Directors	34
Not a contractual right	3

Fraternal Department	31

Funds of Society
Beneficiary; no individual rights in	14
Board of Directors shall control	60
Depository banks	60
Members; no individual rights in	14
Surplus or deficiency	10, 11

Funds, Local Chapter
Compensation of Activities Coordinator	118
Deposited in name of Chapter	113
Handling	113
How expended	96

Grace Period
Death of member during grace period	7
For making premium payments	7

Home Office
Location	1

Section
Authorized Facilities
Society may create, maintain, and operate	33

Illinois Laws
By-Laws shall not be in conflict with	36
Certificate provisions and rates authorized by	6
Controls in naming of beneficiaries	19
Nonforfeiture options authorization	9
Society incorporated under	2

Installation, Local Chapter Officers
Absence from; vacates office; unless excused	107
Is ritualistic ceremony only	107
New Chapter; by Field Representative	84
When and by whom installed	106

Interest
Interest assumptions used in valuation of certificates	6

Investments
Board of Directors shall have control of	60

Language, English
Chapter ceremonies and records in English	98
Rituals printed in English	60

Law Committee
Appointment; term of office	61, 67
By-Law changes, recommendations	67
Compensation	42, 61
Duties	61, 67
Members of National Convention without vote	35
Report to National Convention	67

Legal Holidays and Sundays
Effect	127

Liability of Members
Maintenance of reserves	11
Premiums and dues	7, 8
Reinstatement of Certificate	13
Special assessment	11

Membership Coordinator, Local Chapter
Duties	119
Election	103, 104

Section
Memorial Services, Chapter
For deceased members	126

Minutes
Board of Directors’ meetings	55
National Convention meeting	55

National Convention
Appeals from decisions of Society’s President or Board of Directors	36
Attendance	41
Board of Directors shall constitute National Convention when not in session	60
By-Laws amended and adopted; procedure	128
Committees; appointment, members, duties, compensation	35, 61
Credentials of delegates and alternates	81
Delegates; number and basis of representation; recapitulation sheet; how elected	40, 69, 75, 76
Legislative and governing body of Society	36
Meetings; time and place	38, 39
National Convention defined; members	35
Officers with votes	35
Payment for attendance	42
Powers	36
Presiding officers	51, 63
Proceedings	55
Quorum	37
Special Meetings	39

National Secretary
Administrative officer	55
Elective officer	43
Board of Directors; member and Secretary	55, 59
Chapter officers removed by and vacancies filled	58
Chapter Records; audit	58
Chapter Activities Coordinator; removal, vacancy	57
Corresponding and accounting officer of Society	55
County and District Conventions; notice of meetings	72, 73
Custodian of surety bonds, records	55
Duties and Powers	55
Election and installation	44
National Convention; credentials of delegates	81
National Convention; member with vote	35
National Convention special meeting	39

Section
Recapitulation Sheets	69
Suspension and reinstatement notices	12

Nonforfeiture Options
(See Options, Nonforfeiture)

Offenses
Chapters	51, 120, 121
Members	122, 123, 124, 125

Officers, Appointive
Bonds of; Surety	49
Compensation fixed by Board of Directors	60
Compensation; if also a Director	60
Defined	45
Indemnification	50
Members of National Convention without vote	35
Membership in Society required	45
Property to be turned over to successors	48
Removal	60
Reports to National Convention	47
Term of office	46

Officers, Elective
Bonds of; Surety	49
Compensation	60
Defined	43
Election	36, 44
Indemnification	50
Installation	44
Members of National Convention with vote	35
Property to be turned over to successors	48
Reimbursement for National Convention attendance	42
Removal; vacancy	60
Reports to National Convention	47
Term of office	46
Vacancies; how filled	60

Officers, Chapter
(See Chapter Officers)

Paid-Up Insurance Certificate
Member not liable for dues	8

Passwords
Chapter President shall communicate	109

Section
Chapter Activities Coordinator may communicate	112
President shall select and promulgate	52

Past President, Local Chapter
Office of; how filled	102

Past National Secretary
Appointment as member of National Convention	35

Past President
Appointment as member of National Convention	35

Premiums
Allocation of surplus	10
Due date; mode and notice	7
Rates prescribed by Board of Directors	6

President, Local Chapter
Chapter officer pro tempore appointments	110
Duties	109
Election	102, 103
Qualifications	102
Shall not act as Trustee	108
Successor; in case of absence or vacancy	111

President, Society
Adoption of new members; suspension	51
Appeals for aid may be authorized	93
Board of Directors; member	51, 59
Bond of; Surety	49
By-Laws construed by	54
Chapter By-Laws approved by	101
Chapter Charter granted by	83
Chapter Charter revoked by	85, 91
Chapters consolidated by	90, 91
Chapters disciplined	51, 121
Chapter officers may be removed	53
Chief executive officer of Society	51
Decisions of and appeals therefrom	54
Duties and powers	51, 54
Duties imposed by Board of Directors	51
Election and installation of	44
Member of National Convention with vote	35
National Convention; presiding officer	51
National Convention; special meetings	39
Password; selection and promulgation	52
Ritualistic work; custodian of and instructor	52

Section
Term of office	46
Vacancy in Chapter office	53

Property
Board of Directors; control and disposition	60
Officers shall turn over to successors	48

Property, Local Chapter
After Discovered Assets	92
Board of Trustees; custodian	102
Consolidated Chapters	90, 91, 92
Delivered to successor in office	107
National Secretary may take control and custody	58
Used for Chapter purposes only	96

Publications, Chapter
When prohibited	99

Publications, Official
Amended By-Laws publication	128
Board of Directors may establish	32

Qualifications for Membership
Beneficial and Social	3

Quorum
Board of Directors	62
Local Chapter	85
National Convention	37

Recapitulation Sheet
County and District Convention representation	69
State Convention representation	40, 69, 70

Reinstatement from Suspension
General requirements	13
Notice	12

Reports
Appointive officers	47
Board of Directors	47
Chapter officers; Annual report to Chapter	87
Chapter’s Financial and Activity report	116
Law Committee	67

Section
Reports of Chapter Activities Coordinator
Form of; and time for filing with National Secretary	114

Reprimand
Effect	125

Reserve Liability
On outstanding certificates	11

Riders
Liability of member for premium	7
Part of contract with member	16

Ritual
Adoption	4
Dangerous initiation activities prohibited	94
Furnished new Chapters	84
Installation a ritualistic ceremony only	107
National Convention may prescribe ritualistic work	36
Prescribed by Board of Directors	60
Printed in English language	60

Ritualistic Work
Field Representative may instruct new Chapter	84
Society’s President custodian of and instructor	52

Sentry
Duties	66
Election and installation	44
Elective officer	43
Member of National Convention without vote	35
Term of office	46

Separate Accounts
Establishment of	15

Social Members
Application form	4
Chapter offices to which not eligible	3
Defined	3
Dues	8
Qualifications for membership	3

Society
A corporation	2
Name and location	1

Section
Nature, purposes, and objectives	2
Territory	60

Special Assessments
May be levied on members; when	11

State Conventions
Contests; delegate or alternate	78
Credentials of delegates	80
Delegates; qualification	68
Delegates to National Convention; basis of representation; how selected and distributed	40, 70, 71, 76
Delegates to National Convention certified to National Secretary	81
Election of delegates	75
Expenses of delegates and officers	79
Meetings; expense, time, and place	75, 79
Officers (See State President and State Secretary)
Order of business	78
Powers and prerogatives	75
Recapitulation sheet	69
Reports and information	69
State combined with contiguous state	40

State President and State Secretary
Duties and terms of office	77
Elected by State Convention	78
Expenses	79
Qualifications	77
Removal from office; vacancy	77

Sundays and Holidays
Effect	127

Supplies
Chapter supplies furnished by National Secretary	84

Surplus
Allocation or apportionment	10

Suspension of Member
For nonpayment	12
Offenses; effect of suspension	124
Reinstatement rights	13

Section
Territory
Of Society	60

Transfer
Transfer of Chapter property authorized	58
Transfer of membership to another Chapter	5

Trials
Procedure in disciplining members	123, 124, 125

Trustees, Local Chapter
Audit of Chapter accounts	88
Bank certificates	113
Custodian of Chapter property	102
Duties	102
Qualifications	102
Terms of office	104

Vacancies in Office
Board of Directors	59
Chapter Activities Coordinator	57, 60
Chapter officer	53, 58, 104, 110
Chapter officer; absence at installation	107
National and State Convention officers	60, 77

Vice President, Local Chapter
Beneficial member	102
Duties	111
Shall not act as other officer or trustee	108
Term of office	104

Waiver
Furnishing death proofs; no acknowledgment of liability or waiver of defenses	28
No waiver of any By-Law by officer, Chapter or member	18, 95
Of certificate or rider if lost or destroyed	27
Waiver or modification of restrictions in outstanding certificates	60

Watchman
Duties	65
Election and installation	44
Elective officer	43
Member of National Convention without vote	35
Term of office	46